Exhibit 99


                         	NYSE Common Stock Symbols:
                         	Class A shares - FCX.A     Class B shares - FCX


Freeport-McMoRan Copper & Gold Inc.	   Financial Contacts:
P.O. Box 61119	                        Chris D. Sammons	 Paul A Connolly
New Orleans, Louisiana  70161 	        (504) 582-4474	   (504) 582-4204

                                       Media Contact:
                                       Garland Robinette
                                       (504) 582-1627


                   FREEPORT-McMoRan COPPER & GOLD INC.  ANNOUNCES
                        20 MILLION ADDITIONAL SHARES FOR ITS
                            COMMON STOCK PURCHASE PROGRAM

            NEW ORLEANS, LA., June 23, 2000 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an additional 20 million shares, in total, of its FCX Class A and Class B common stock, for its open market share purchase program, bringing the total shares authorized under the program to 80 million. The 20 million shares recently authorized represent approximately 13 percent of the 154.4 million common shares currently outstanding. The purchases will occur over time depending upon many factors, including the market price of the common shares; the company's operating results, cash flow and financial position; and general economic and market conditions.

            Since its Board of Directors initially authorized its open market share purchase program in 1995, FCX has purchased 60.2 million shares of its Class A and Class B common stock for a total of $1.15 billion, approximately $19.13 per share, including 5.6 million shares purchased since March 31, 2000 for $54.5 million, approximately $9.69 per share. The purchases since 1995 represent a 28 percent reduction in the 214.5 million common shares available for purchase during the period. As of June 22, 2000, FCX had outstanding 60.0 million shares of Class A common stock and 94.4 million shares of Class B common stock.

            FCX is engaged in mineral exploration and development, mining and milling of copper, gold and silver in Indonesia, and the smelting and refining of copper concentrates in Spain and Indonesia. A copy of this press release and additional information about FCX are available on our web site at www.fcx.com.